Exhibit 99.2

Contact:	610-337-7000	For Immediate Release:
	Hugh J. Gallagher, ext. 1029 Brenda A. Blake, ext. 3202	July 27, 2011
AmeriGas Partners Announces Debt Tender Offer and Consent Solicitation
Valley Forge, Pa., July 27, 2011 — AmeriGas Partners, L.P. (NYSE:APU), (“AmeriGas Partners”) today announced that it is commencing an offer to purchase for cash any and all of its $350,000,000 aggregate principal amount of outstanding 7 1/8% Senior Notes due 2016 (the “Notes”) on the terms and subject to the conditions set forth in its Offer to Purchase and Consent Solicitation Statement dated July 27, 2011. AmeriGas Partners also is soliciting consents to certain proposed amendments to eliminate substantially all of the restrictive covenants in the indenture governing the Notes and certain other provisions.
Information relative to the tender offer and consent solicitation is set forth in the table below.

	Outstanding
	Principal			Tender Offer	Consent	Total
CUSIP/ISIN	Amount[1]	Security due 2016	Consent Date	Consideration[2]	Payment[3]	Consideration[2]
03073KAF8 US03073KAF84	$350,000,000	7 1/8% Senior Notes	by 5:00 p.m., New York City time, August 9, 2011	$1,013.13	$25.00	$1,038.13

1.	As of July 26, 2011

2.	For each $1,000 principal amount of Notes, excluding accrued but unpaid interest thereon, which will be paid in addition to the Tender Offer Consideration or the Total Consideration, as applicable

3.	For each $1,000 principal amount of Notes tendered on or prior to the Consent Date (as defined below)
The tender offer will expire at 11:59 p.m., New York City time on August 23, 2011, unless extended (such date and time, as the same may be extended, the “Expiration Date”). Holders of the Notes who validly tender their Notes pursuant to the offer and validly deliver their consents pursuant to the solicitation by 5:00 p.m., New York City time, August 9, 2011, unless extended (such date and time, as the same may be extended, the “Consent Date”), and do not validly withdraw their Notes or revoke their consents by such date, will be paid, for each $1,000 principal amount of the Notes accepted for purchase, cash in an amount equal to $1,038.13 (the “Total Consideration”), which includes a consent payment of $25.00 per $1,000 principal amount of Notes accepted for purchase (the “Consent Payment”). Holders may not withdraw tendered Notes after 5:00 p.m., New York City time, on August 9, 2011 (the “Withdrawal Date”).
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AmeriGas Partners Announces Debt Tender Offer and Consent Solicitation                             Page 2
Holders who validly tender and do not validly withdraw or revoke their Notes and related consents on or prior to the Consent Date will be paid, for each $1,000 principal amount of the Notes accepted for purchase, the Total Consideration. The date of such acceptance and the date of such payment (the “Initial Payment Date”) are currently expected to be August 10, 2011. Holders who validly tender their Notes after the Consent Date but prior to the Expiration Date will be paid, for each $1,000 principal amount of the Notes accepted for purchase, cash in an amount equal to the Total Consideration minus the Consent Payment, or $1,013.13. The date of such acceptance and the date of such payment (the “Final Payment Date”) are currently expected to be August 24, 2011. Holders may not tender their Notes without delivering consents and may not deliver consents without tendering their Notes. In addition, accrued and unpaid interest will be paid on the tendered Notes accepted for purchase up to, but not including, the Initial Payment Date or the Final Payment Date.
AmeriGas Partners will not be required to purchase any of the Notes tendered nor pay any Consent Payments unless certain conditions have been satisfied, including the valid tender of a majority in aggregate principal amount of the Notes outstanding prior to the Consent Date, the valid delivery of the accompanying consents, the execution and delivery of a supplemental indenture and the receipt of the net proceeds of a public offering of debt securities in an amount sufficient to pay the aggregate consideration payable pursuant to the offer.
This announcement is not an offer to purchase, a solicitation of an offer to sell or a solicitation of consents with respect to any Notes. Any offer to purchase the Notes or solicitation of consents will be made by means of an offer to purchase and consent solicitation statement and related consent and letter of transmittal. No offer, solicitation or purchase will be made in any jurisdiction in which such an offer, solicitation or purchase would be unlawful.
In connection with the tender offer and consent solicitation AmeriGas Partners has retained Credit Suisse Securities (USA) LLC (“Credit Suisse”) as the coordinating dealer manager and solicitation agent and J.P. Morgan Securities LLC and Wells Fargo Securities, LLC as co-dealer managers and solicitation agents. Questions regarding the tender offer and consent solicitation should be directed to Credit Suisse at 800-820-1653 (toll free) or 212-538-2147. Requests for documents should be directed to D.F. King & Co., Inc., the Information Agent for the tender offer and consent solicitation, at 800-848-2998 (toll free) or 212-269-5550.
About AmeriGas Partners, L.P.
AmeriGas Partners is the nation’s largest retail propane marketer, serving approximately 1.3 million customers in all 50 states from nearly 1,200 distribution locations.
AP-12                                                                                                * * *                                                                                                7/27/11